Exhibit 99.01

Energy Telecom Announces Allowance of Zone of Connectivity, Awareness and Safety Patent for Telecommunication Eyewear Product

ST. AUGUSTINE, Fla., June 3, 2014 (GLOBE NEWSWIRE) — Energy Telecom, Inc. (OTCBB: ENRG) (“Energy Telecom” or the “Company”) announced today that it has received notice from the United States Patent and Trademark Office issued the Company’s Zone of Connectivity, Awareness and Safety Utility Patent  number 8,744,313.

The allowed claims include the eyewear’s ability to establish a Zone of Connectivity, Awareness and Safety around the eyewear user, including monitoring, using a wide variety of sensors, and reporting the user’s  situational status, including biometrics, position, spatial orientation, and movement (or lack of movement).  In addition, the eyewear may determine the existence of a potentially hazardous environment using intelligence to determine whether any environmental or wearer-situational  information gathered is extraordinary and deliver such information to the wearer, as well as to external and remote locations, wirelessly.

Tom Rickards, President of Energy Telecom stated, “We are pleased to provide those involved in the manufacture, marketing, sales, and distribution of our telecommunication eyewear with this third family of patent protection.   Our first two families of patents include claims for the basic telecommunication eyewear itself, and wireless earpieces and advanced audio control of the earpiece and sound attenuating means it uses.  We believe this first of our third family of patents, describing a Zone of Connectivity, Awareness and Safety for the wearer, is a core requirement for eyewear in the emerging wearable technology market, as well as in applications where users of any eyewear, including sunglasses, prescription glasses, goggles, and face shields require continuous communication with the world of information and contact around them.”

Mr. Rickards continued, “In a world where users demand continuous connectivity at work or play, indoors and outside, the ability to manage and communicate situational, environmental, and biometric information is becoming imperative.”

Mr. Rickards added, “We wish to thank our patent team at Malloy and Malloy P.A.., including Mr. Peter Matos and Mr. Jason LaCosse for accomplishing the successful and timely issuance of this very important series of claims adding patent protection for our partners into the 2030’s and beyond.”

About Energy Telecom:
Energy Telecom is a pioneer and innovator in the field of communication eyewear, and holds U.S. and foreign patents covering core elements of wearable technology products. The Company and its partners manufacture, market and distribute the world’s first hands-free, wireless communication eyewear providing quality sound and noise attenuation.

The Energy Telecom, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=11022

Statements contained in this news release, other than those identifying historical facts, constitute ‘forward-looking statements’ within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company’s future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Tom Rickards
Energy Telecom, Inc.
trickards@energytele.com